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                      October 19, 2023

       Pierre Kemula
       Chief Financial Officer
       CureVac N.V.
       Friedrich-Miescher-Strasse 15, 72076
       T  bingen, Germany

                                                        Re: CureVac N.V.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 25,
2023
                                                            File No. 001-39446

       Dear Pierre Kemula:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences